UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 19, 2006
Greenville Federal Financial Corporation

(Exact name of registrant as specified in its charter)

United States	000-51668	20-3742295

(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

690 Wagner Avenue, Greenville, Ohio	45331

(Address of principal executive offices)	(Zip Code)
937-548-4158

(Registrant’s telephone number, including area code)
No Change

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On September 19, 2006, Greenville Federal Financial Corporation (the “Company”) and Greenville Federal, its wholly-owned savings bank subsidiary, entered into an employment agreement , with each of David M. Kepler, the President and Chief Executive Officer of both the Company and Greenville Federal, and Susan J. Allread, Chief Financial Officer and Secretary of the Company and Chief Financial Officer, Secretary, Vice President and Compliance Officer of Greenville Federal. These employment agreements replace the agreements executed with Mr. Kepler and Ms. Allread in January 2006 with the only changes being increased salary amounts, different termination dates designed to better coincide with the time of year when officer compensation is considered, and the addition to Ms. Allread’s agreement of the title of Secretary, which was inadvertently omitted from her initial employment agreement. Copies of the new Employment Agreements are attached hereto as exhibits. The agreements have terms of three years commencing July 1, 2006, and a salary and performance review by the board of directors not less often than annually. Each of Mr. Kepler and Ms. Allread are entitled to inclusion in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. Mr. Kepler’s agreement provides for a minimum annual salary and bonus of $150,000. Ms. Allread’s agreement provides for a minimum annual salary and bonus of $67,500.
     The employment agreements are terminable by the Company or Greenville Federal at any time. In the event of termination for “just cause,” as defined in the agreement, the employee will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by the Company or Greenville Federal other than for cause, at the end of the term or in connection with a “change of control,” as defined in the agreement, the employee will be entitled to a continuation of salary payments for a period of time equal to the term of the employment agreement and continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term or the date the employee becomes employed full time by another employer.
     The employment agreements also contain provisions with respect to the occurrence of a “change of control” in connection with or within one year before (1) the termination of employment for any reason other than just cause, retirement or termination at the end of the term of the agreement, (2) a change in the capacity or circumstances in which the employee is employed or (3) a material reduction in the employee’s responsibilities, authority, compensation or other benefits provided under the employment agreement without the employee’s written consent. In the event of any such occurrence, the employee will be entitled to payment of an amount equal to three times the greater of his or her annual salary set forth in the agreement or the annual salary payment as a result of any annual salary review, subject to certain possible adjustments. In addition, the employee would be entitled to continued coverage under all benefit plans until the earlier of the expiration of the term or the coverage of the employee under another benefit plan. The maximum the employee may receive, however, is limited to an amount that will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code or exceed limitations imposed by the Office of Thrift Supervision. “Control,” as defined in the employment agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 25% or more of the voting stock of the Company; the change of a majority of the directors during any two consecutive years, unless the new directors were nominated by a vote of two-thirds of the directors in office at the beginning of such period; the control of the election of a majority of the Company’s or Greenville Federal’s directors; or the reorganization, merger, consolidation or sale of the assets of the Company or Greenville Federal; provided, however, that the control exercised by Greenville Federal MHC and the Company over their subsidiaries or the Company’s and Greenville Federal’s conversion from the mutual holding company structure to a full stock form of organization will not constitute a change of control.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with David M. Kepler

10.2	Employment Agreement with Susan J. Allread

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENVILLE FEDERAL FINANCIAL CORPORATION
Date: September 21, 2006	By:	/s/ David M. Kepler
David M. Kepler
President and CEO